EXHIBIT 99.4

Please Remember To Vote
Your Proxy Card(s)

The Board of Trustees for

Unanimously Recommends a Vote “FOR” the
Plan of Reorganization and Stock Issuance.

Become a Shareholder in

Please ask your teller to direct you to the
Stock Information Center
to meet with a representative.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.